EXHIBIT 99.1

Press Release

CONTACT:

Tricia Haugeto

Array BioPharma Inc. (303) 386-1193 thaugeto@arraybiopharma.com

ARRAY BIOPHARMA PRESENTS ADDITIONAL POSITIVE PHASE 2
RESULTS IN INFLAMMATORY PAIN CLINICAL TRIAL AT THE AMERICAN
PAIN SOCIETY’S ANNUAL SCIENTIFIC MEETING

Boulder, Colo., (May 7, 2008) — Array BioPharma Inc. (Nasdaq: ARRY) today announced that its Chief Medical Officer, John Yates, M.D., presented additional positive results from a Phase 2 clinical trial evaluating the efficacy of ARRY-797, a novel small molecule pan-cytokine inhibitor, in patients with post-surgical dental pain at the American Pain Society’s 27th Annual Scientific Meeting in Tampa, Florida.

ARRY-797 achieved its primary and secondary endpoints for analgesic effect and was well tolerated in this Phase 2 clinical trial.  The analgesic effect of 400 mg of ARRY-797 administered after surgery, compared to placebo, was statistically significant based upon the primary endpoint of total pain relief over six hours (10.28 for ARRY-797 vs. 3.85 for placebo; p<0.0001).  The analgesic effect was also statistically significant for total pain relief over three, eight, twelve and 24 hours after dosing.

The pain intensity score, which is measured on a visual analog scale from 0 to 100 mm, also demonstrated significant differentiation between ARRY-797 and placebo for all time periods studied.  The area under the curve for pain intensity between zero and six hours was significantly lower for patients receiving ARRY-797 both before and after surgery (200 mg per dose), and after surgery (400 mg) vs. placebo (p=0.0020 and p=0.0013, respectively).  At three hours after surgery, the pain intensity was 31.5 mm lower in the group receiving ARRY-797  (400 mg) after surgery compared to placebo.  Patients in this group also reported faster time to meaningful pain relief (p=0.006) and time to onset of analgesia (p=0.0017) relative to placebo.

Based on study results, Array has begun a second Phase 2 acute inflammatory pain trial in 250 patients comparing three doses of ARRY-797 (200, 400 and 600 mg) with both placebo and with an active comparator, celecoxib (400 mg).  Array is also planning a 12-week study of ARRY-797 in ankylosing spondylitis (AS), which will begin patient recruitment in the fall of 2008.  This study will enroll 140 patients and is planned to provide efficacy data by the fall of 2009.  In addition, Array is initiating a 28-day study of ARRY-797 in 30 rheumatoid arthritis patients on stable doses of methotrexate.  The primary endpoints are safety, tolerability and pharmacokinetics.

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“Our scientific rationale for the trial was that ARRY-797’s ability to simultaneously inhibit several inflammatory mediators, including PGE-2, TNF, IL-1 and IL-6, would result in clinically meaningful pain relief,” said Dr. Yates.  “We believe these impressive trial results demonstrate the potential of this drug to suppress inflammation and treat signs and symptoms in a wide variety of inflammatory diseases.”

Phase 2 Inflammatory Pain Study Design

The Phase 2 trial was a randomized, double-blind, placebo-controlled, parallel-group efficacy study of ARRY-797 in patients undergoing third molar extraction.  This is a standard model for testing efficacy of analgesic agents.  The study objective was to assess the analgesic efficacy, safety and tolerability of ARRY-797 dosed either after the operation (400 mg) or both before and after surgery (200 mg twice).  The trial enrolled 103 patients and was conducted at two centers in the United States.

About ARRY-797 / Pan-cytokine Inhibitor

ARRY-797 is a highly selective p38-alpha inhibitor, which modulates the production of several inflammatory mediators in human whole blood with nanomolar potency.  ARRY-797 has unique properties, including high water solubility and tissue penetration, and was designed to limit distribution to the central nervous system.

In Phase 1 studies in healthy volunteers of up to 14 days dosing, ARRY-797 demonstrated linear increases in exposure with increasing oral doses from 25 to 400 mg.  The drug was well-tolerated at all doses tested with no serious adverse events. In blood samples taken from these volunteers and treated with LPS, ARRY-797 dose-dependently inhibited the stimulated production of TNF, IL-1, IL-6 and PGE-2.

About Pan-cytokine Inhibition for Inflammation and Pain

P38 is a target that regulates the production TNF, IL-1, IL-6 and PGE-2. TNF, IL-1 and IL-6 are all clinically validated cytokines for controlling inflammation in rheumatoid arthritis and are prevalent in many forms of inflammation.  PGE-2 is an important mediator of inflammatory pain and the target of NSAIDs. Many forms of acute and chronic pain have inflammatory origins.  Array believes modulation of all of these inflammatory mediators simultaneously may be more effective than inhibition of any one in isolation for controlling both the underlying inflammation and the resulting symptoms such as pain.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer, inflammatory diseases and pain.  Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

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Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans for advancing certain of our proprietary drug programs, the potential to earn future milestone payments, license fees or royalty revenue, and the plans of our collaborators to further develop drugs we have out-licensed or on which we are collaborating. These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2007, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of May 7, 2008. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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